Exhibit 10.3

OPTION AGREEMENT

          THIS OPTION AGREEMENT (this “Agreement”) is made and entered into this 24th day of July, 2006 (the “Effective Date”), by and between David Griffin, an individual who is a resident of Phillips County, Arkansas (“Optionor”) and Arkanova Energy, Inc., a Delaware corporation (“Optionee”).

Background

          Optionor owns all of the mineral interests underlying the land in Desha County, Arkansas, described in Annex “A” attached hereto, incorporated herein by reference and made a part hereof for all purpose (the “Lands”), and Optionor desires to grant an option to Optionee to acquire an oil and gas lease on Optionor’s mineral interests underlying the Land on the terms hereinafter set forth.

Terms

          For valuable consideration, including payment in the amount of Twenty-five and No/100 Dollars ($25.00) per gross acres (the “Option Fee”), the receipt and sufficiency of which Optionor acknowledges, Optionor hereby grants to Optionee, and its successors and assigns, for a term of one (1) year from the Effective Date (the original period and any extensions thereof as herein permitted being hereinafter referred to as the “Option Period”), the exclusive right and option, but not the obligation, to acquire a lease on all of the Lands on those terms and conditions as set forth in the form oil and gas lease attached as Annex “B” to that certain Oil and Gas Lease Acquisition and Development Agreement in letter agreement format between Optionor and Optionee dated July 7, 2006 (the “Lease”). Optionor agrees not to enter into any oil, gas and mineral lease or other agreements that would prevent Optionee from exercising this option on all or any portion of the Land during the Option Period. Should Optionee elect to exercise its option to acquire a lease within the Option Period, Optionee shall notify Optionor in writing of the election by depositing the notice of election into any U.S. Post Office, addressed to Optionor, and tender to Optionor, by wire transfer in immediately available funds for the benefit of Optionor, an amount equal to the difference between Three Hundred and No/Dollars ($300.00) per net mineral acre acquired by Optionee and the Option Fee per acre (the “Option Payment”). Upon the later to occur of the placement of the written notice in the mail to Optionor and the wiring of the Option Payment to Optionor, Optionee is authorized to place of record, in Desha County, Arkansas, the Lease, which has been executed by Optionor, as Lessor. The written notice and wiring of the Option Payment must take place within the Option Period for this Option to be deemed to have been timely exercised.

          Within six (6) months of the Effective Date, Optionor shall furnish to Optionee and its legal counsel evidence reasonably satisfactory to Optionee and its legal counsel as to Optionor’s ownership of all of the minerals underlying the Lands, and for each day beyond the end of said six (6) month period that such evidence is not delivered as herein required, the Option Period shall be extended by a day.

          In the event Optionee does not wire the Option Payment on or before the expiration of the Option Period this option shall terminate and the Lease shall be null void and of no further force and effect.

Signatures

          This Option Agreement is executed by Optionor and Optionee as of the date of Optionor’s signature but shall be deemed effective for all purposes as of the Effective Date stated above.

Optionor:

___________________________________
David Griffin

Optionee:

ARKONOVA ENERGY, INC.

By: ___________________________________

Name: ________________________________

Title: _________________________________